EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Brink’s Company:

We consent to the incorporation by reference in Registration Statements No. 33-21393, 33-53565, 333-78631, 333-78633, 333-70758, 333-70772, 333-146673, 333-152552, 333-133073, 333-158285, 333-165567, 333-188342, 333-217723 and 333-225111 on Forms S-8 of our reports dated February 28, 2020, relating to the consolidated financial statements of The Brink’s Company and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K of The Brink’s Company for the year ended December 31, 2019.

/s/ DELOITTE & TOUCHE LLP

Richmond, Virginia
February 28, 2020